Exhibit 99.1

Air Lease Corporation
Earnings Call Transcript – Q3 2021
November 4, 2021; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Jason Arnold	Assistant Vice President, Finance
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Catherine O'Brien	Goldman Sachs
Helane Becker	Cowen and Company
Hillary Cacanando	Deutsche Bank
Jamie Baker	JP Morgan Chase & Co
Moshe Orenbuch	Crédit Suisse
Vincent Caintic	Stephens Inc.

PRESENTATION

Operator: Good day, and thank you for standing by. Welcome to the Air Lease Q3 2021 Earnings Conference Call. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Jason Arnold, AVP, Finance. Please go ahead.

Jason Arnold: Thank you, operator, and good afternoon, everyone, and welcome to Air Lease Corporation's earnings call for the third quarter of 2021. This is Jason Arnold, and I'm joined this afternoon by Steven Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our results for the third quarter of 2021. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, November 4, 2021, and the webcast will be available for replay on our website. At this time, all participants on this call are in listen-only mode.

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, November 4, 2021. These estimates involve risks and uncertainties that could cause actual results to differ materially from these expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.
Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we may be using during the call such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors and Press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our Chief Executive Officer and President, John Plueger.

John L. Plueger: Thanks, Jason. Good afternoon, everyone, and thank you for joining us. We're going to slightly alter our format today because Steve has been negotiating too many deals and has lost most of his voice. So, he's doing great and is on our call with us today, but I'm going to combine our sections of prepared remarks into one section so that he can save his voice for the Q&A.

We are happy to report that during the third quarter of 2021, ALC generated $525 million in total revenue, up 6% relative to the third quarter of last year. Moreover, as a component of total revenue, our third quarter rental revenue is a record high for us. We also recorded diluted EPS of $0.87, which is the highest level in 2021. The industry is clearly improving, which we see in our results, forward aircraft demand and lease rates.

During the quarter, we took delivery of approximately $800 million in new aircraft, which was $200 million less than we originally anticipated, but these aircraft did contribute favorably to our performance this quarter. It is important to note that while fleet growth has been meaningfully constrained by OEM issues, it is still up 13% from this time last year. Additionally, our blended average funding costs continued to decline, and in fact, we are at an all-time low, helped by our favorable bond issuances this year at the lowest rates we've ever achieved. Greg will comment on that further in his remarks.

Despite the Delta variant impacting trends somewhat, we remain encouraged by traffic recovery in North and South America, Europe, Russia and the Middle East. We're encouraged by the easing of many international travel restrictions such as by the U.S.A. for inbound traffic from Europe, Canada and Mexico, as well as similar actions and opening international travel in Australia, New Zealand, Singapore and India. We believe more countries in Asia will soon start following these positive steps. As a result, many of our airline customers are seeing improvement in operating performance as traffic volumes strengthen, while others are still facing continued pandemic challenges. As we've indicated to you many times in the past, the recovery is unlikely to be a straight line upward to pre-pandemic levels. It's going to have some bumps along the way, but importantly, it is clearly continuing to head in a positive direction on a global basis.

Now this positive trend is further evidenced in our collection rate which improved in the third quarter to 94%, as compared to 87% in the second quarter and 84% in the first quarter. Our lease utilization rate remained strong at 99.7%. Our net deferrals balance edged up slightly during the past quarter to $118 million as of today from $115 million as of early August, but 54% of deferrals granted to date have been repaid, and we anticipate that repayment percentage to continue to rise in the months ahead based on repayment schedule, with 77% of those to be repaid through 2022. Our operating cash flow meanwhile remains very strong, up 30% year-to-date through the third quarter of '21 as compared to the same period of 2020, benefiting from fleet growth and rising cash collections.

On the revenue side for this quarter, the combined impact of cash basis revenue recognition and lease restructuring was meaningfully lower as compared to the last couple of quarters. In fact, cash basis lessees actually provided a positive contribution of $5 million in incremental revenue this quarter, as compared to a drag of $42 million in the prior quarter. Most of the improvement relative to the second quarter was driven by significant cash payments made to us by Vietnam Airlines, which, as you'll recall, in order of magnitude represented approximately 2/3 of the total cash accounting impact in the prior quarter. We have reached resolution with Vietnam and will be monitoring their performance carefully, although it's too soon to say whether or not they will remain on a cash basis next quarter.

Restructuring impact was also lower this quarter, which Greg will comment on shortly. While additional customer requests for accommodation will depend on the ongoing impact of the pandemic on a region-by-region and airline-by-airline basis, we do want to note that similar to last quarter, requests for assistance remain meaningfully below those witnessed earlier this year and in 2020.

Moving to aircraft sales activity. As we previously telegraphed, we scaled back sales for the remainder of this year, largely because of delivery delays resulting in lower aircraft investments than planned. Having said that, we will likely have a few aircraft sales in Q4. But as our deliveries become more consistent relative to contractual expectations, we look forward to ramping our sales activity back up. We're encouraged by what we are seeing in the secondary market for aircraft in our fleet that would be candidates for sale.

So, let's spend some time now talking about aircraft demand. Today and looking forward, we see narrowbody demand at or above pre-pandemic levels for many aircraft types, with lease rates on the rise. In fact, during Q3, we executed a record quarterly high of 64 aircraft placements from our order book, including a 31-aircraft transaction announced with ITA in Italy, which is the single largest, single placement by number of aircraft in our company's history. We placed 15 A220s, two A320neos, nine A321neos and five A330-900neos on long-term leases with ITA. We're particularly proud that Steve helped orchestrate this meaningful step forward in the modernization of Italy's state-owned flag carrier, and we have high expectations for our partnership. We also announced the placement of ten new Airbus A321neo aircraft and five new A320-200neo aircraft with Spirit Airlines, where we placed the A321neos from our order book and leveraged our capital partners and our managed business to provide funding for the remaining five A320s in a highly-customized fleet planning solution for the airline. In late July, we placed ten used A320-200s with Allegiant Airlines as part of our transaction with Alaska Airlines. And speaking of Alaska, we delivered the first of 13 new Boeing 737-9 aircraft to the airline in September, a sizable placement designed to help the airline pivot to an all-Boeing fleet. We also delivered one A321neo to SKY Airline in Chile, the first of its type to be delivered to that country. And we delivered the first new Boeing 737-9 in the country of Kazakhstan to SCAT Airlines.

Our lease placements are clearly accelerating such that our available delivery positions in 2024 have reduced by about 1/3 since our last earnings call, and we are 96% placed through 2023. As a whole, our order book is now 67% placed, with our current orders running through 2026. Rising fuel prices are certainly playing into the demand equation as well as fuel efficiency increasingly makes new aircraft decisions even more attractive to airlines, with fuel efficiency improvement of 20% to 30% versus prior generations.

We'd like to point out that narrowbody demand is strong across both Airbus and Boeing products, but particularly the Airbus A320/21neo family, including the LR and XLR versions of the A321neo. Importantly, the Boeing 737 MAX is also recovering well in the marketplace, with lease rates climbing steadily from the lows of nine to 12 months ago and recent strong momentum on the -9 MAX. And the A220 has also accelerated, gaining good placement momentum. The bottom line is that these lease rates are rising on all of these new aircraft types.

Now that being said, we also have seen an uptick in demand in lease rates on the new twin-aisles. For example, the 31-aircraft transaction with ITA included five new twin-aisle A330neos, and we have several as yet unannounced placements for 787s and A350s. Our main concern on the twin-aisle front is the ongoing Boeing 787 delivery freeze. We told you last quarter that under our Boeing contracts, we were scheduled to receive ten new 787s by the end of the year. At this juncture, we are uncertain that we will be able to receive any of our 787s by the end of the year. In some cases, these aircraft are, or will be, more than 12 months late. And as such, we have canceled three 787s. Further, as we advised last quarter, we were seeing some minor delivery delays on a few Airbus single-aisles, which they attribute to COVID or supply chain constraints.

As such, looking ahead to the fourth quarter, we have trimmed our expectations for deliveries. Although we are contractually scheduled to take delivery of 25 aircraft in the fourth quarter of this year, we only expect to take 15 aircraft, representing approximately $1.2 billion of aircraft investments. Beyond that, we are closely watching supply chain constraints, especially as the OEMs ramp up production rates. It is no coincidence that both Boeing and Airbus increased commentary on supply chain constraints in each of their third quarter earnings calls.

So now at the simplest and highest level, we're at a point where more than 60% of commercial aircraft deliveries by Airbus and Boeing combined this year are being taken by lessors or financed by a sale-leaseback transaction, which as compared to the 40% to 45% share of the industry of the recent past, clearly demonstrates this shift to leasing for an airline industry that is still reeling from staggering financial losses and capital constraints. We see this continuing for the next several years as airlines look to recover their balance sheets and lessors remain a bastion of capital and aircraft, vital to the recovery and vital to the OEMs. Since the inception of ALC, we have focused our business on the most fuel-efficient, advanced technology, environmentally friendly and highest demand aircraft in the world. That business model has served us well and positions us for even greater strength during this critical recovery phase.

In light of the overall improving environment, including acceleration in demand and order book placements, strengthening lease rates and the continued expansion of e-commerce pushing freighter demand and rates to new levels, we are reviewing our capital allocation plans going forward. We have always been disciplined and rigorous in this process to determine the best and highest return use of capital in our business. Historically, this has meant investment in new aircraft on long-term leases, and we do not believe that has changed. Despite the pandemic impact, ALC has enjoyed industry-leading margins. We also have previously announced our Board's reauthorization of a modest stock buyback program. We continue to intensively evaluate all capital allocation alternatives. With our continued successful navigation through the pandemic storm, and reflecting continued confidence in our outlook and our business, our Board of Directors has declared a fourth quarter dividend of $0.185 per share, up approximately 16% from the prior period. This dividend represents our 36th consecutive distribution since our first in February of 2013 and our ninth dividend increase over that time.

Wrapping up Steve and my comments, we want to reiterate a simple premise we've shared with you throughout the pandemic, and that is: air travel demand is highly durable. The pandemic temporarily suppressed it and travel restrictions have constrained it. But at the end of the day, people want and need to take trips, do business and connect with each other in person. Whenever we see travel restrictions lifted globally, there is an immediate surge in passenger bookings. While the pace of the recovery has had its ups and downs, we are confident in the long-term direction remaining very positive, and we're equally confident in our business model, which was purposely designed to be highly durable as well. Our focus on fleet replacement over growth, focus on new technology young aircraft, fleet diversification and low financial leverage are key components that have helped us weather the downturn successfully and will serve us well in the future.

And with that, I'll turn the call over to Greg to provide more detail on our financial results. Greg?

Gregory B. Willis: Thanks, John, and good afternoon, everyone. I'd like to expand on the details underlying our financial results for the third quarter, and I'd like to offer some additional color on our recent financing activity.

As John mentioned earlier in his remarks, we had a very strong quarter driven by the continued growth of our fleet as well as an increase in our cash collections. Improvements in our cash collections were observed across our fleet, but notably on our lessees on cash accounting, and specifically Vietnam Airlines. These payments allowed us to recognize an incremental $5 million in revenue this quarter above the regular rental schedule due from our cash basis lessees. This quarter is a great example of what best-in-class relationships, like the ones we have with Vietnam, combined with the strength of a large, unencumbered balance sheet it can bring.

I think it is important to underscore that the large cash payments we received this quarter represent a positive sign for the recovery of the industry, but I do want to make it clear that there's still more work to be done. And until we are able to transition our remaining cash basis lessees, which represent approximately 10% of our fleet, back to accrual, there will likely be a certain level of volatility in our earnings in the coming quarters.

Turning to lease restructurings. We have continued to see improvements on this front, and requests for accommodations have continued to decline. Today, we have reached agreements with approximately 64% of our lessees to provide some form of accommodations. During the third quarter, lease restructurings reduced total revenues by approximately $27 million to the lowest level we have seen this year. Additionally, I wanted to highlight that our appetite to grant additional accommodations continues to diminish as the recovery further takes hold, and it is our view that government should continue to support their airlines during this very difficult time, because air travel is so very important to their local economies.

Lastly, as another sign of the recovery, I do want to highlight that we saw a 30% increase year-to-date in operating cash flow as compared to the prior year. This was directly impacted by improvements in our cash collection rate.

Transitioning to aircraft sales, trading and other activity. Last quarter, we had mentioned that we did not plan on selling any aircraft during the period. This was driven primarily by manufacturing-related issues, resulting in aircraft production delays. This was not reflective of the state of the trade-sale market for aircraft, which has remained strong for the last several months during the recovery, especially for the age profile and type of aircraft in our fleet. When comparing to the prior year, it is important to note that we recognized $25 million in aircraft sales, trading and other activities during the third quarter of last year. Assuming aircraft deliveries continue to improve, we would expect to resume selling aircraft in the trade-sale market in the fourth quarter.

Moving to expenses. Interest expense increased year-over-year, primarily due to the rise in our average debt balances driven by the growth of our fleet, partially offset by a decline in our composite cost of funds. Our composite rate decreased to 2.8% from 3.1% in the third quarter 2020. Depreciation continues to track the growth of our fleet, while SG&A rose as we return to a more normalized level of operating expenses and contrast to lower levels witnessed during the pandemic.

Our EPS of $0.87 was down year-over-year but continued to grow throughout 2021, despite not selling any aircraft. I also want to highlight that in spite of these challenges of the pandemic, we are still generating strong margins and returns on equity, which should improve as our customers come off cash basis as the world recovers further from the pandemic.

Finally, I want to touch on our financing activities, which continue to remain a strong point as compared to many of our peers. We remain firmly dedicated to maintaining an investment-grade balance sheet, utilizing unsecured debt as a primary form of financing, and we have approximately $26 billion in unencumbered assets at quarter end. We ended the period with a debt-to-equity ratio of 2.7x on a GAAP basis, which net of cash on the balance sheet is approximately 2.4x.

We raised $1.1 billion in debt capital during the third quarter, comprised of $600 million in senior unsecured notes maturing in 2024 at 0.8% and $500 million of senior unsecured notes maturing in 2028 at 2.1%. These issuances represent at or near low record funding rates for ALC, supporting further improvement in our composite cost of funds. In early October, we tapped the preferred equity market this time raising $300 million of fixed rate perpetual preferred stock at 4.125%. This was our third issuance in the space and at our lowest rate in our history. Preferred equity remains an attractive form of financing and overall funding mix, offering favorable rates for long-term capital in support of our fleet growth, funding diversification and favorable rating agency treatment. We also increased the capacity of our revolving credit facility by $50 million, increasing our total commitment to $6.5 billion. We continue to expect to maintain elevated levels of liquidity until the broader aviation market recovers.

As we look forward we expect to benefit from the improving aircraft demand environment, the significant value we have embedded in our order book, value that we anticipate realizing from the resumption of our aircraft sales program, as well as benefits we foresee monetizing from the current interest rate environment as we refinance near-term maturities with today's historical low financing rates. All of these factors we see serving as a meaningful tailwind to help expand margins and returns on equity.

And with that, I will turn the call back over to Jason for the question-and-answer session of the call.

Jason Arnold: Thank you, Greg. This concludes management's commentary and remarks. (Operator Instructions) Now I'd like to hand the call over to the operator to open up the line for Q&A. Katherine?

Q&A

Operator: (Operator Instructions) And speakers, we have our first question from Catherine O'Brien of Goldman Sachs.

Catherine O'Brien: So as we think about the impact of ongoing delays at both Boeing and Airbus, should we assume you get caught up at some point, whereby you could see maybe like 2022 or 2023 CapEx significantly higher than the plans laid out in the 2019 10-K, for instance? Or are you expecting the delivery catch-up to be more gradual? Or are we just kind of going to see CapEx continue to get rolled forward maybe with a less lumpy annual impact?

Steven F. Udvar-Házy: Well, the big question is the 787 situation. This year, we took delivery of two 787-9s in the second quarter, which we leased on long-term contracts with China Southern. But since then, we have not taken any 787s, not because we don't want to. It's that Boeing has been unable to deliver us the aircraft with certificates of airworthiness. So, if there is a recovery in the 787 deliveries next year, we could be looking at as many as 12 to 15 787s in 2022, which represents somewhere in the order of $2 billion of CapEx. So there could be a catch-up – probably, I would guess, in the second and third quarters of next year.

Now Airbus is pretty much on schedule. They recovered from their crisis situation in 2018 and '19. And we're seeing the A321 line now humming a little better. We still have some small delays anywhere from four to seven weeks. And on the widebody front, on A350s and A330neos, they're very, very close to being on schedule. So, the big question mark is the 787. Our MAX deliveries are now running fairly smoothly, and we anticipate that will continue into 2022. So the -87 is where we see the lumps and the uncertainty.

Catherine Maureen O'Brien: Got it. Thanks so much for all that detail.

Steven F. Udvar-Házy: You're very welcome.

Catherine O'Brien: Appreciate, Steve. So this one is probably for Greg. Just two modeling ones. You noted you saw an incremental $5.4 million in revenue from airlines on cash accounting. Does that mean we should expect to see that $42 million impact in cash accounting from last quarter, is that going to start to show up potentially at some discounted rate over the next couple of quarters? Like from here on out, cash accounting should only be a positive?

And then on the lease restructuring impact, you noted that the year-over-year impact in the third quarter was $26.6 million. Is that comparable to the cumulative $45 million figure you gave last quarter? Mean the impact of lease restructurings actually declined from last quarter? And if that's right, how does that happen? Had you granted some temporary relief that is starting to roll off? I know that was like a three questions in one. So let me know if you want me to repeat anything.

Gregory B. Willis: Let me start with the cash basis stuff first. I mean I think as we've said all along, we've intended to collect a lot of the past due balances from our customers that have gone on cash basis. So this is our first quarter where we've actually collected more than what was due and, in fact, recapturing past receivables. We went short of saying, yes, that should continue to be the effect next quarter. But I think right now, we want to see or are expecting continued volatility until we're a little further along in the recovery, right? Because there could be hiccups along the way with different individual airlines, which could push it back into the negative. But overall, I think you're seeing a very positive trend in the fact that we're recapturing our receivables. In that way, it's actually contributing positively more than what it had been in the past.

To your question on restructuring, yes, it was lower this quarter as compared to what it was reported last quarter in Q2. You're just seeing the effects of fewer restructurings being put on, and I think that's another positive sign. So if you like additional clarity, just let me know – beyond that.

Operator: And speakers, we have our next question from Helane Becker of Cowen.

Helane Becker: Just two questions here. As we think about the delivery schedule for this quarter, is it mid-quarter, front-loaded, December? How should we think about that?

Gregory B. Willis: Well, the way I think a lot of it's pushed towards the second half right now. And hopefully, we're able to take as much of it into the quarter as possible. So, it sets ourselves up really well for Q1.

Helane Becker: Okay. And then the other question I have probably for you, Greg, is on funding. You mentioned went through the whole laundry list of funding that you've done, and you've done a really great job raising capital. As you think about rising interest rates and borrowing at higher rates potentially going forward, whether -- even if it's above your record low rates, how should we think about your appetite for raising capital, I don't know, 2023, let's say, or 2022, second half?

Gregory B. Willis: Well, I mean, first of all, I think it's important to note, I think we benefit from a rising rate environment, right? Because I think given our investment-grade profile and the strength of our balance sheet, I think we're going to be able to borrow significantly cheaper than what our airline customers borrow it. So, I think it's not terrible that rates are rising. But from my seat, clearly, I'd like to see it low financing cost as possible. I do think that we benefit from two maturities coming due in January and February of next year at $700 million at 3.5% and then $600 million at 3.75%. We're borrowing significantly inside of those levels today.

I think we're going to remain an opportunistic borrower. With the record levels of liquidity we have on the balance sheet allows us to time our issuance to be able to really take advantage of those low-funding windows when they present themselves. So I think you'll see us be concientious. And I also think as we continue to recover, I think we'll probably take down the level of liquidity that we have on our balance sheet as well.

John L. Plueger: Helane, it's also really important to understand that we have interest rate escalators and adjustors in our leases in all of our forward placements. And these are one-way adjustors up. So as interest rates do increase, we have a mechanism right before delivery to adjust the final lease rate in all our forward deliveries, and –so that's something that is particularly relevant given your question.

Helane Becker: Yes. That's a good point because I think investors sometimes tend to forget that you do that. And so I think that's very helpful. Okay.

John L. Plueger: Thanks.

Operator: And speaker, our next question from Jamie Baker of JPMorgan.

Jamie Baker: So, on this week's DAE call, you know the topic of order books came up. And perhaps you saw a few weeks ago in Edinburgh, Domhnal was talking about how he wished he had never ordered -- he would never make speculative widebody orders ever again, only narrowbody. So Mark and I have been wondering, over the past, I don't know, 18 months, as you think about the competitive shifts that are taking place, have you rethought the order book strategy at all? How far out you're willing to commit, the constitution of the book, stuff like that? I sort of thought that might have been the direction that John was heading in some of his prepared remarks.

Steven F. Udvar-Házy: Well, we continually fine-tune our ratio of single-aisle and widebody orders. I mean that's an ongoing process. And I think going forward, we'll probably have a somewhat higher ratio of single aisles to widebodies. We still have a pretty good widebody backlog on 787s, A330s and A350s. Now most of these have been placed. We actually have very, very few unplaced widebodies there in our backlog. But I think we're going to put more emphasis going forward on the most popular and desirable single-aisle aircraft where we're also seeing the strongest improvements in lease rates and lease rate factors, at least for the next two or three years.

Jamie Baker: Well, thanks, Steve. And that's actually a good segue into my second question because given the trends that you identified, given what we're seeing around the world, particularly in terms of shorter haul demand trends and how quickly they're ramping. If we look out two to three years, how concerned should we be about a potential narrowbody shortage if Boeing and Airbus don't ramp up production fast enough?

Steven F. Udvar-Házy: Well, demand already is greater than supply, I mean, as we look out over the next 24 months. We ourselves have more requests coming in than we can handle. So we need to be more selective, more disciplined, more strategically-oriented. But a lessor, having both widebody and single-aisle capability with major airlines, is a huge competitive advantage. So I don't agree with Mr. Slattery on his comment that he wishes he never ordered any widebodies. That's an oversimplification, and it demonstrates a lack of understanding of the marketplace.

John L. Plueger: Jamie, let me just add to your question on how far out. Well, our current orders that do go out through 2026 –I mentioned in our prepared remarks that we are looking forward at capital allocation. And so because Airbus, particularly on the 320, 321neo, basically - is out of positions through 2025. So should we decide to place any new orders, you can expect -- with either Boeing or Airbus, you should expect us to be able to probably go out a few more years beyond 2026, so that would be normal for us. And let me just remind everybody, we have now placed 67% of our total order book. So these are things in consideration, but I don't ever see us dropping widebody orders.

As Steve pointed out, we're probably going to emphasize single aisles more. But in the long term, which is how we've always run this business, widebodies will always have a role. And there's a lot of airline CEOs that feel that once these international markets open up, you're going to see just exactly the level of surge in demand that we're seeing today. You're seeing U.S. airlines cancel flights all over the place because of this demand and not being prepared for it. That demand has to be fueled by aircraft, including widebody aircraft.

Operator: And speakers, our next question from Moshe Orenbuch of Credit Suisse.

Moshe Orenbuch: Great. I was just hoping you could talk a little bit, John, about the comments that you made about rethinking capital allocation and what sorts of things that could entail.

John L. Plueger: Sure. Well, as I said in my prepared remarks, historically, Air Lease Corporation has always determined that the best use of our capital –-our shareholders' capital – is to invest in new aircraft on long-term leases, with the most modern technology. And I also commented that we don't think that has changed. But this year, our Board also did a modest share buyback authorization, and we look at that as well. So broadly, those two categories: further aircraft investments, combined with our potential stock buyback and our authorized stock buyback program as well as increasing the dividends. So those are the three broad categories that we focus in on looking at capital allocation.

Having said that, we continue to watch the landscape very, very closely for any opportunistic capabilities to buy new aircraft, possibly even a merger here or there, although historically, ALC has not found any compelling opportunities there. So all avenues remain open, and we continue to focus on those intensely. So, I would say there's really nothing new in this regard than what we've already been doing.

Moshe Orenbuch: Got it. Okay. And maybe just to kind of follow up on that theme a little bit, you did mention also that you would potentially be starting to sell aircraft in the fourth quarter. Could you talk a little bit about what you see as the effects there? What types of planes are you selling? Is that a way to kind of accelerate some of the restructuring post COVID? Can you just talk to that a little bit?

John L. Plueger: Yes. Well, certainly, we have a young fleet and we're known for having focus on young aircraft. But as those aircraft age, new aircraft come in, and so we typically look to sell aircraft that are sort of in the -- they start being candidates for sale at sort of five years, six years, seven years, and they still have several years lease term remaining. What's good now about even compared to three or four years ago is in the last several years, we've actually been lengthening out most of our lease terms also on the single aisles. One of the ways that a lessee gets the lowest lease rates from us – or almost all lessors – is to lengthen out the lease term. So to get that, we've been writing somewhat longer leases out to 12 years on the single aisle. And that really helps quite a bit the attractiveness when it comes to selling aircraft that are five, six, seven years of age, you got a lot more lease term remaining.

So, I think across the board, we have actually turned down. As Steve commented, we have more lease demand than supply. I would also say it's been our conscious choice as we have not been able to spend as much capital as we wanted to because of the manufacturing issues. We are the ones that are throttled back. But as we see this going forward, Steve mentioned Airbus is pretty much on time. We're pretty much on time with the MAXs. We're behind on the 787s for the production freeze levels. I see us assuming a more normal profile of sales going forward wherein we may do an additional management platform like another Thunderbolt.

We may form some new relationships and new management platforms. But pretty much across the board, including some widebody sales, that's how we'll be looking to normalize. We're going to blend the most optimal sales to us as these aircraft age with a few widebodies. We'll also look for new sales platforms. So, nothing particularly new. I think it's just a resumption of the sales program. And the philosophy that we've always had is just that we've held off on purpose for now due to our lower CapEx.

Moshe Orenbuch: Okay.

John L. Plueger: Sure.

Steven F. Udvar-Házy: And adding to John's comments, I want to emphasize that we've significantly expanded our management business for third parties of managing aircraft assets. And in the coming years that will keep going up. We are, I believe, approaching 100 aircraft now that we manage to third parties. We have new aircraft and used aircraft that some of these managed vehicles have acquired and will acquire on sale-leasebacks and through other transactions that we have structured. So that's going to be an incremental source of revenue and income to supplement our core leasing business, and we'll generate cash that we can then redeploy in either buying back our stock, buying back more airplanes and increasing our dividend. So, our management business is growing and is extremely profitable.

Operator: And speakers, we have our next question from Vincent Caintic of Stephens.

Vincent Caintic: First question is actually kind of more of a follow-up. So really good rental revenues, $520 million. And so that's up $6 million to $8 million quarter-over-quarter. I guess maybe just trying to bridge the delta. So you've got, I guess, about $45 million of cash accounting that has come back. I was wondering if that $45 million, is that kind of an accumulation of prior amounts that were owed, so we shouldn't be expecting that $45 million going forward? Or if the $520 million is the right number to be when we're thinking about rental income growth going forward?

John L. Plueger: Greg?

Gregory B. Willis: Yes. So the number includes about $5 million incremental above the regular schedule. So that's the recapture of prior receivables, which I think is a really positive thing. And then looking forward, as I mentioned earlier, it's a little tough to say as to how much of that incremental will be there next year or if it goes back the other way. A lot of it depends on how the recovery plays out. So clearly, as the recovery gets better, we expect to see more and more positive recapture, but we're going to have to sit here and wait because it's too soon to say how it's going to shape out next quarter.

Vincent Caintic: Okay. Very helpful. And so second question, just kind of a broad question on the environment for aircraft demand. And maybe trying to put it kind of maybe compared to pre-pandemic levels. I know maybe demand might be not as strong as pre-pandemic levels. But it seems like there's not enough supply and that you were getting more demand relative to the amount of supply you can provide for the next two years? Is this environment may be relatively stronger for leasing platforms such as yourself, just kind of maybe trying to put a frame of reference around it.

John L. Plueger: Well, I think we tried to cover that Vincent in our remarks. I think specifically what I said was that for narrowbody aircraft, we are at or, in some cases, above pre-pandemic level for some aircraft types. And again, I pointed out a particular strength in the 320 and 321neo, but with that also recovery in the MAX and the A220. So I think the bottom line is, yes, we have more demand sitting here today on the single-aisle and narrowbody side than we have supply. Because of that, airlines are looking to place further and further out. And I guess it's a good thing. But not surprising, the supply and demand rules kick in. And that's one of the reasons why lease rates are going up.

So certainly, over the next couple of years, we're basically out in terms of the new aircraft side. And if we can get some more here or there, fine. But as far as our order book, in the next 24 months, we're placed. We're done. And now we're just focusing on the out-years, primarily end of '24, '25. We're even having some discussions about '26. So, I think it shows you how far forward the airlines are looking to meet what they fervently believe is going to be a very high demand period.

Vincent Caintic: Okay. And so maybe just to sum it up, would you say that from a demand perspective and from a, I guess, like a lease rate perspective that we might kind of be back to pre-pandemic levels?

John L. Plueger: I don't think the MAX is quite yet to the pre-pandemic level, but it's climbing nicely, and I expect it to be back that way very, very soon. And I think certainly on the 320, 321neo, yes, I think that's the case. I think we're probably above pre-pandemic levels in lease rates as we sit here today.

Operator: And our next question from Hillary Cacanando of Deutsche Bank.

Hillary Cacanando: I wanted to ask about Vietnam. When you said you reached a resolution with Vietnam Airlines, but you're still not sure if there'll still be on a cash basis accounting next quarter, does that mean lease restructuring is off the table and that they'll likely to go back to accrual? If you could just provide a little more color there?

John L. Plueger: Greg, do you want to cover that?

Gregory B. Willis: I'll take a first stab and feel free to add on as well Steve and John. We reached agreement, which is a great thing. They've been paying. They've been honoring their agreement, but things are still very tough for them right now. So, we're keeping a very close eye to see how things shake out. And until we have more information, said differently, we're not ready to make the decision to pull them off a cash basis just yet. But we'll have more information for you on our next call in February.

Hillary Cacanando: Okay. So, I guess it's reasonable to still assume that they'll be on cash basis accounting for at least for the next quarter or two?

Steven F. Udvar-Házy: That's maybe going a little too far in assumptions. Look, we're watching it week to week, and things can turn very rapidly in terms of traffic recovery, which will then generate sufficient earnings for them that they don't need government funding or government support from Vietnam. And that point, we ought to be on a much more clear pathway going forward. So, I think two quarters might be a little bit too far out. I think we should normalize based on everything we see in the early months of 2022.

Hillary Cacanando: Okay. Got it. Got it. And then just as a follow-up, you did a sale-leaseback transaction with Spirit Airlines during the quarter. I was just wondering why we haven't seen more SLB transactions, particularly maybe in Asia where the airlines, they can definitely benefit by getting some needed liquidity through SLB transactions. Just, is it just not a competitive market?

Steven F. Udvar-Házy: Well, factual correction, we did not do a sale-leaseback of our own aircraft with Spirit. The transaction we did with Spirit – and I was critically involved in putting that deal together – is we lease them ten brand new A321neos from ALC's order book, and we arranged one of our partners in our managed business to acquire with their own funding five A320neos, which I believe two are supposed to deliver between now and the end of the year. And so we acted as a manager, facilitator of those five aircraft, but we had no capital invested in those aircraft. We simply get fees for putting the transaction together and then fees on an ongoing basis from the lease rentals. But the aircraft that came from our order book were all just direct long-term leases from our pipeline.

John L. Plueger: And as far as Asia goes to your question, look, Asia remains the last broad geographic region to really meaningfully recover. I cited re-openings now in Singapore, in India and in Australasia, down in Australia and New Zealand, but we still have to have a reopening of orders in Korea and Taiwan and Vietnam particularly. And across the region, it's a single largest region in the world. So until that happens, I don't think we're going to see a whole lot of sale-leaseback activity there as they pretty much shut things down. Until they start opening up and have the sense of better progress in their traffic flows, I think it's actually quite natural. We haven't seen a whole lot of sale-leaseback transactions out of Asia.

Operator: And speakers, we have our follow-up question from Catherine O'Brien of Goldman Sachs.

Catherine O'Brien: So, I realize the airlines are still dealing with COVID and fleet plans are 25-year decisions, even if maybe the decision to lease an individual aircraft may have a shorter time pricing. But like, generally speaking, when you see fuel prices increase quickly, does that positively impact your inbound call volume? It sounded like from the prepared remarks, the answer is probably yes. And maybe then on a related topic, can you just help frame how much more ESG is part of fleet planning conversations today versus two, three years ago, if it is, in fact, a bigger piece?

Steven F. Udvar-Házy: Yes. Yes. The ESG situation, particularly in Europe and North America and the increase in oil prices and the rate of increase in jet fuel cost since the beginning of the year, has really refocused a lot of airlines to accelerate their fleet planning process and to take a much more proactive look at modernizing their fleet quicker than they were planning to do back, say, in 2019. So, all of that kind of comes together in what we've been saying in the last 45 minutes is that demand is now up, way up beyond our expectations. And so therefore, the most desirable, fuel-efficient, environmentally friendly aircraft are the ones that are going to achieve the highest returns. And Air Lease will be a beneficiary of that for many years to come.

Catherine O'Brien: Got it. And so you are seeing airlines actively perhaps look to maybe refresh fleets at a faster rate than they may have historically to meet...

Steven F. Udvar-Házy: Yes. The replacement cycle has accelerated by the higher cost of fuel and also by the ESG issues. For example, in Europe, if you fly a 737-800 into Heathrow, the landing fees and charges are x, to fly a MAX 737, they're significantly lower. So airlines have a cost benefit, not just from fuel consumption, but also from lower landing fees and handling charges at airports. So when you put the two together, that's a lot of cash savings and direct operating costs.

John L. Plueger: Maybe a simple way to look at it is that if fuel prices hadn't been going up, if they remained low, already, yes, we were seeing fleet replacements for ESG purposes. But now you add on top of that, escalating fuel prices and any airlines that might have been a little on the fence in this regard have just accelerated, and that's just provided an additional accelerant.

Operator: And there are no further questions at this time. I will now turn the call over back to Jason Arnold, AVP, Finance, for closing comments.

Jason Arnold: Thank you, Katherine, and thank you, everyone, for your time participating in our third quarter call today. We look forward to speaking with you again when we report fourth quarter results. Operator, thank you, and please disconnect the line.

Operator: Thank you. This concludes today's conference call. Thank you all for joining. You may now disconnect.